Exhibit 99.1

AI TRANSPORTATION ACQUISITION CORP ANNOUNCES TERMINATION OF BUSINESS COMBINATION AGREEMENT WITH AMERICAN METALS LLC

New York, November 29, 2024 (GLOBE NEWSWIRE) – AI Transportation Acquisition Corp (NASDAQ: AITR), a special purpose acquisition company formed for the purpose of acquiring or merging with one or more businesses, today announced that its business combination agreement with American Metals LLC has been terminated.

As previously announced, on June 28, 2024, AI Transportation Acquisition Corp (“AITR”) a Cayman Islands exempted company, entered into a Business Combination Agreement (the “BCA”), by and among Electrified Materials Corporation, a Delaware corporation (“Pubco”), AITR Merger Sub 1 Corp, a Delaware corporation and a wholly-owned subsidiary of Pubco (“Merger Sub 1”), AITR Merger Sub 2 Corp, a Delaware corporation and a wholly-owned subsidiary of Pubco (“Merger Sub 2”), and American Metals LLC, an Indiana limited liability company (the “Company”). On November 27, 2024, AITR delivered to the Company a notice of termination of the BCA pursuant to Section 10.1(e) thereof, effective the same day.

AITR and its sponsor intend to seek alternative ways to consummate an initial business combination.

About AI Transportation Acquisition Corp

AI Transportation Acquisition Corp (AITR) is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. AITR is sponsored by AI Transportation Corp, a British Virgin Islands company (Sponsor). AITR has not selected a replacement business combination target. While AITR may pursue a target in any industry, section or geography, it intends to focus the search for a target business in the transportation field, including but not limited to logistics, new energy vehicles, smart parking, on-board chips and AI algorithms, automotive services and related areas of intelligent transportation. AITR is led by its Chief Executive Officer, Mr. Yongjin Chen.

Non-Solicitation

This press release is for informational purposes and is not intended and does not constitute a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transaction and shall not constitute an offer to sell or a solicitation of an offer or invitation for the sale or purchase of the securities, assets or the business of AI Transportation Acquisition Corp, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be deemed to be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

Contact:

AI Transportation Acquisition Corp

Mr. Yongjin Chen

Chief Executive Officer

10 East 53rd Street, Suite 3001

New York, NY 10022

Email: chenyongjin@ds-cap.com